Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Northann, Corp.

We hereby consent to the incorporation by reference of our report dated April 13, 2026 in Annual Report on Form 10-K relating to the audit of the consolidated balance sheets of Northann Corp. and its subsidiaries (collectively the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the financial statements).

The report of Northann Corp. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Lateef Awojobi
LAO PROFESSIONALS

PCAOB No:7057
Lagos, Nigeria
April 1
4
, 2026